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EXHIBIT 10(z)

                               CERNER CORPORATION
                           ENHANCED SEVERANCE PAY PLAN
                                       AND
                            SUMMARY PLAN DESCRIPTION

INTRODUCTION

Cerner Corporation ("Cerner") values the contributions of its associates and takes measures to create and maintain a productive and fulfilling work environment. However, we recognize that business needs, an associate's work performance or other reasons may require separation of employment. At any point during an associate's employment, Cerner may choose to discontinue the employment relationship.

Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon separation from his or her employment other than as may be provided in that associate's Cerner Associate Employment Agreement. However, Cerner values its associates and is interested in helping to mitigate the financial hardship caused by business conditions necessitating a termination. For this reason, enhanced severance benefits may at Cerner's sole and absolute discretion, be offered to associates on the terms and conditions set forth below. The benefits described herein may be offered solely at the discretion of Cerner and may be rescinded, and/or altered at any time, without prior notice. In addition, this Plan is only intended to be a guideline; the Company may elect, for any reason or for no reason, not to follow the guideline for any particular termination or class or series of terminations.

Cerner has adopted this Enhanced Severance Pay Plan ("Plan") to provide guidelines for Enhanced Severance Pay to Eligible Associates.

1.       ELIGIBILITY

         1.1. ELIGIBLE ASSOCIATES. Only Eligible Associates may be participants and paid severance benefits under this Plan. An Eligible Associate is an associate who meets the following criteria: (a) is a permanent, full-time salaried associate on the U.S. payroll of Cerner, as determined by Cerner's employment records; (b) who has executed a Cerner Associate Employment Agreement; (c) whose employment is involuntarily terminated after May 12, 2003 due to a Covered Reason; (d) has agreed to and executed a Severance and Release Agreement agreed to and drafted by Cerner that provides for a complete release of all present and future claims; (e) has and continues to comply with his/her Cerner Associate Employment Agreement; and (f) meets all other requirements of this Plan.

         1.2. INELIGIBLE ASSOCIATES. All Ineligible Associates may not receive severance benefits pursuant to and are not participants in this Plan. An Ineligible Associate is any associate that does not meet the criteria set forth in Section
                  1.1 above for an Eligible Associate. Ineligible Associates include, but are not limited to, part-time associates, interns, and independent contractors.

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         1.3.     COVERED REASON. Severance Pay may be paid under this Plan only for a Covered Reason. A Covered Reason is the involuntary termination of an Eligible Associate's employment with Cerner due to reorganization, restructuring, unsatisfactory work performance, or for other reasons as determined by the Plan Administrator in its sole discretion. Severance Pay will not be paid under this Plan if the Plan Administrator, in its sole discretion, determines that an Eligible Associate's employment was terminated for any other reason, including without limitation the following:

                  (a)      Death;

                  (b)      Long Term Disability;

                  (c) Voluntary resignation (even if the Eligible Associate felt compelled to resign);

                  (d)      Retirement;

                  (e) Failure of the Eligible Associate to return to work after an approved leave of absence;

                  (f) Discharge for any other reason (including absenteeism, misconduct, insubordination, violation of Cerner rules or policies, dishonesty, deliberate unsatisfactory performance, etc.);

                  (g)      Entering military duty;

                  (h) Refusal or declined to transfer to an equivalent position that does not require relocation.

         1.4. CHANGED DECISIONS. Cerner has the right to cancel or reschedule the effective date of an Eligible Associate's employment termination. An Eligible Associate will not be eligible for any Severance Pay under this Plan if the Eligible Associate's employment termination is canceled by Cerner, or if the Eligible Associate is offered an opportunity to return to work or is reinstated.

         1.5. ASSISTANCE WITH TRANSITION. An Eligible Associate will not be entitled to Severance Pay under this Plan unless the Eligible Associate satisfies all transition assistance requests of Cerner, to Cerner's satisfaction, such as aiding in the location of files and documents, returning all Cerner property, and repaying any amounts owed Cerner.

2.       SEVERANCE PAY

         2.1. FORMULA. Severance Pay will be paid to an Eligible Associate who has executed a Severance and Release Agreement drafted by Cerner under this Plan based on the Eligible Associate's Role Level with Cerner and Years of Service, in accordance with the following schedule, and as determined by the Plan
                  Administrator:

Role With Cerner         Levels 1X2 and above        10 Weeks
                         Levels 1X1                   6 Weeks
                         Levels 2 and 3               4 Weeks
                         Levels 4, 5, 6, and 7        2 Weeks
Years of Service         15 or more years             6 Weeks
with Cerner              11 - 14 years                5 Weeks
                         5 - 10 years                 4 Weeks

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
3 - 4 years                  3 Weeks
1 - 2 years                  2 Weeks

                  EXAMPLE: An Eligible Associate whose current role with Cerner is a Level 3 and who has 10 years of Service with Cerner would be eligible for a total of 8 weeks of Severance Pay (4 weeks for the Role Level and 4 weeks for Years of Service).

         2.2.     YEARS OF SERVICE. Years of Service means a period of twelve
                  (12) consecutive months commencing with the day of initial employment of an Eligible Associate with Cerner and ending with the day preceding the anniversary of such date in the next and all succeeding years. No partial Years of Service shall be credited under this Plan nor will Prorated Severance Pay be paid for any fractional Year of Service.

         2.3. WEEK OF SEVERANCE PAY. A Week of Severance Pay is the Eligible Associate's regular weekly base rate of pay, excluding any overtime, bonuses, commissions, premium pay, benefits, expense reimbursements, etc. EXAMPLE: A Week of Severance Pay for an Eligible Associate whose annual base salary (excluding the pay and benefits listed above) is $52,000 would be $1,000, less appropriate deductions.

         2.4. OFFSETS. The amount of any Severance Pay paid under this Plan is in lieu of, and not in addition to, any other severance an Eligible Associate may otherwise be entitled to receive from Cerner, including under a Cerner Associate Employment Agreement or other document. This provision, however, shall not preclude an otherwise Eligible Associate from receiving any payments under a Cerner Performance Plan (CPP) or any pay for accrued vacation under Cerner's separate CPP or vacation policy, as may be amended from time-to-time. CPP and pay for accrued vacation, if any, shall be paid pursuant to the terms of those separate plans or policies.

         2.5. FORM OF PAYMENT. Severance Pay paid under this Plan will be paid in a lump sum or, if the Plan Administrator elects, as salary continuation (without interest) on regularly scheduled paydays of Cerner for the applicable period or some other method. Severance Pay will be subject to applicable taxes and withholdings.

3.       RELATION TO OTHER BENEFITS AND PAY

         3.1. COBRA. Associates and their dependents covered under one or more of Cerner's group health plans may be eligible to continuation coverage pursuant to the federal COBRA law. This Plan does not provide associates or their dependents with any greater right to continuation coverage than what the federal COBRA law requires.

         3.2. OTHER BENEFIT PLANS. Eligibility, coverage and benefits under other Cerner benefit plans (e.g., any group life, disability, accidental death, retirement, stock plans, etc.) are governed by the terms of those respective plans. This Plan does not provide associates or their beneficiaries and dependents with any greater eligibility, coverage or benefits than what such plans provide.

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         3.3.     INTEGRATION WITH OTHER PAYMENTS. Severance Pay paid under this
                  Plan is not intended to duplicate benefits such as pay-in-lieu of notice, severance pay, workers compensation wage replacement, disability pay, or similar benefits or pay under other benefit plans, severance programs, employment agreements, or applicable laws, such as the WARN Act. Subject to paragraphs 2.4 and 2.5 of this Plan, in the event such other pay or benefits is payable to an Eligible Associate, Severance Pay under this Plan will be reduced accordingly or, alternatively, pay or benefits previously paid under this Plan will be treated as having been paid to satisfy other pay or benefit obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in the Plan in doing so.

         3.4. REEMPLOYMENT. If an Eligible Associate is reemployed by Cerner while Severance Pay is still payable under the Plan, all such Severance Pay will cease, except as otherwise specified by the Plan Administrator, in its sole discretion.

4.       EMPLOYMENT

         4.1. NO MODIFICATION. This Plan shall not modify any terms of a Cerner Associate Employment Agreement, including but not limited to the type of employment relationship, the associate's obligations and continuing obligations set forth therein.

         4.2. LIMITATION ON EMPLOYEE RIGHTS. This Plan shall not give any associate the right to be retained in the service of Cerner or interfere with or restrict the right of Cerner to terminate the employment of any associate.

5.       ERISA

         5.1. AMENDMENT OR TERMINATION. Cerner, acting through its chief executive officer, has the right, in its nonfiduciary settlor capacity, to amend the Plan or to terminate it at any time, prospectively or retroactively, for any reason or no reason, without notice, including discontinuing or eliminating benefits. Cerner also shall decide disputes relative to the rights under the Plan with respect to any and all parties. In deciding such disputes, Cerner shall have full and complete discretionary authority to (i) construe and interpret the provisions of the Plan and to determine the right of any person to any interest in or eligibility for any benefit under the Plan, and (ii) make any and all factual determinations necessary to determine the right of any person to any interest in or eligibility for any benefit under the Plan; and, no person shall be entitled to any benefit or interest under this Plan if Cerner decides in its discretion that there is no entitlement to that benefit or interest. Decisions of Cerner shall be final, binding and conclusive upon all parties.

         5.2. PLAN ADMINISTRATOR. The Plan is administered by Cerner, which is the Plan Administrator under the Employee Retirement Income Security Act of 1974 ("ERISA"). It is the responsibility of the Plan Administrator to ensure that the Plan is administered in accordance with its terms. It is also the responsibility of the Plan Administrator to explain any rights and benefits that you may have under the Plan and to answer any questions which you may have. The Plan

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                  Administrator maintains all documents which comprise the Plan and annual filings, if any, which are prepared for the Plan. If you have any questions regarding the Plan, you should review these available documents. The Plan Administrator has full and complete discretionary authority to determine eligibility for benefits under the Plan and to construe and interpret the terms of the Plan.

                  The Plan Administrator may, but is not required to, adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan. The Plan Administrator may require each Eligible Associate to submit, in such form as it shall deem reasonable and acceptable, proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.

                  The Plan Administrator shall maintain such records as are necessary to carry out the provisions of the Plan. The Plan Administrator shall also make all disclosures and file all reports which are required by ERISA.

         5.3.     CLAIMS REVIEW PROCEDURE.

                  5.3.1. INITIAL CLAIM. If benefits under this Plan become due, the Plan Administrator will notify you as to the amount of benefits you are entitled to, the duration of such benefit, the time the benefit is to commence and other pertinent information concerning your benefit. If you have been denied a benefit under the Plan, or if you feel that the benefit which has been given to you is not accurate, you may file a claim with the Plan Administrator. If a claim for benefit is denied by the Plan Administrator, the Plan Administrator shall provide you with written or electronic notification of any adverse benefit determination within ninety (90) days after receipt of the claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written or electronic notice indicating the special circumstances and the date by which a final decision is expected to be rendered shall be furnished to you. In no event shall the period of extension exceed one hundred eighty (180) days after receipt of the claim. The notice of denial of the claim shall set forth:

                           (a) The specific reason or reasons for the adverse determination;

                           (b) Reference to the specific plan provisions on which the determination is based;

                           (c) A description of any additional material or information necessary for you to perfect the claim, and an explanation of why such material or information is necessary; and

                           (d)      A description of the plan's review
                                    procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

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                           You (or your duly authorized representative) may
                           review pertinent documents and submit issues and comments in writing to the Plan Administrator. If you fail to appeal such action to the Plan Administrator in writing within the prescribed period of time described in the next section, the Plan Administrator's adverse determination shall be final, binding and conclusive.

                  5.3.2. APPEAL. In the event of an adverse benefit determination, you may appeal the adverse determination by giving written notice to the Plan Administrator within 60 days after receipt of the notice of adverse benefit determination. The Plan Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The appeal procedure shall:

                           (a) Provide you at least 60 days following receipt of a notification of an adverse benefit determination within which to appeal the determination;

                           (b) Provide you the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

                           (c) Provide that you shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and

                           (d) Provide for a review that takes into account all comments, documents, records, and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                           The decision of the Plan Administrator shall be made within sixty (60) days after the receipt by the Plan Administrator of the notice of appeal, unless special circumstances require an extension of time for processing, in which case a decision of Cerner shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written or electronic notice of the extension shall be furnished to you prior to the commencement of the extension. The decision of the Plan Administrator shall be provided in written or electronic form to you and shall include the following:

                           (a) The specific reason or reasons for the adverse determination;

                           (b) Reference to the specific plan provisions on which the benefit determination is based;

                           (c) A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

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                                    Whether a document, record, or other
                                    information is relevant to a claim for
                                    benefits shall be determined by reference to DOL regulation section 2560.503-1 (m)(8); and

                           (d) A statement describing any voluntary appeal procedures offered by the plan and your right to obtain the information about such procedures, and a statement of your right to bring an action under ERISA section 502(a).

         5.4. STATEMENT OF ERISA RIGHTS. The following statement is required by federal statute. Certain portions of this statement may not apply to your particular situation or to this Plan.

                  If your become a participant in the Cerner Corporation Enhanced Severance Pay Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

                           - Examine, without charge, at the plan administrator's office and at other specified locations, such as worksites and union halls, all plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

                           - Obtain copies of all plan documents and other plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

                           - Receive a summary of the plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

                           In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond

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                           the control of the administrator. If you have a claim
                           for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

         5.5.     GENERAL INFORMATION.

                  (a) Plan Name and Type. The legal name of this Plan, which is a welfare plan, is the Cerner Corporation Enhanced Severance Pay Plan.

                  (b) Name and Address of Plan Sponsor and Plan Administrator. The name and address of the Plan Sponsor and the Plan Administrator is:

                                    Cerner Corporation
                                    2800 Rockcreek Parkway
                                    North Kansas City, MO 64117
                                    EIN: 43-1196944
                                    Telephone: (816) 201-1024

                  (c)      Type of Administration. The Plan is administered by
                           Cerner.

                  (d)      Plan Number. The Plan number is 513.

                  (e)      Plan Year. The Plan Year ends on December 31.

                  (f) Agent For Service of Legal Process. Service of legal process may be made upon the Plan Sponsor (which is also the Plan Administrator) at the above address.

                  (g) Plan Costs. Plan costs are paid by Cerner. The Plan is funded out of Cerner's general assets.

                  (h) Insurance. Benefits provided by this Plan are not insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA because the insurance provisions under ERISA are not applicable to the Plan.

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         5.6.     GOVERNING LAW. This Plan is a welfare plan subject to the
                  Employee Retirement Income Security Act of 1974 and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Missouri, excluding any that mandate the use of another jurisdiction's laws, shall apply.

6.       MISCELLANEOUS.

         6.1. CONSTRUCTION. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

                                    CERNER CORPORATION

                                    /s/ Julia M. Wilson

Date Amended: October 14, 2003      Julia M. Wilson
First approved May 12, 2003         Chief People Officer

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